Filed pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
December 2, 2016

Please find the summary of the indicative terms for our December offerings below. All terms, including but not limited to contingent coupon rate, upside participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse's ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our December offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. Investing in the notes involves a number of risks. See "Selective Risk Considerations" herein and "Selected Risk Considerations" in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

BROKERAGE OFFERINGS
Product Description	CUSIP	Trade Date	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1Y Market Vectors® Gold Miners ETF Autocallable Yield Notes 65% American Barrier, [9.00-11.00]% p.a. coupon paid monthly	22548QPK5	12/27/16	12/29/17	1.50%	U1834	U1834
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocall Yield Notes, Quarterly Autocall, Non Call 6 months, 75% American Barrier, [7.25-9.25]% p.a. coupon paid monthly	22548QP41	12/27/16	3/30/18	1.50%	U1827	U1827
3Y S&P 500® Index and SPDR® S&P Biotech ETF Contingent Coupon Callable Yield Notes, Non Call 6 months, 60% European Barrier [10.00-12.00]% p.a. contingent coupon paid quarterly	22548QQ24	12/27/16	12/30/19	1.50%	U1846	U1846
5Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes Non Call 1 year, Quarterly thereafter, 60% European Barrier [6.50-7.50]% p.a. contingent coupon paid monthly	22548QPB5	12/27/16	12/30/21	2.00%	U1829	U1829
GROWTH ALTERNATIVES
2Y S&P 500® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [15.00-17.00]% maximum return, 10% buffer	22548QP74	12/27/16	1/2/19	1.50%	K762	K762
2Y Russell 2000® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [17.00-19.00]% maximum return, 10% buffer	22548QP66	12/27/16	1/2/19	1.50%	K761	K761
3.5Y Russell 2000® Index Digital Buffered Notes 20% buffer, [17.50-20.50]% fixed payment percentage if the final level is equal to or greater than the initial level or less than the initial level by not more than the buffer amount	22548QPL3	12/27/16	7/2/20	2.25%	K763	K763
5Y S&P 500® Index and Russell 2000® Index Digital Plus Barrier Notes 70% European Barrier, the greater of [55.00-60.00]% fixed payment percentage and the underlying return of the Lowest Performing Underlying at maturity	22548QPC3	12/27/16	12/30/21	3.00%	T920	T920
5Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities 60% European Barrier, [40.00-45.00]% fixed payment percentage if the final level of the Lowest Performing Underlying is equal to or greater than its initial level	22548QPA7	12/27/16	12/30/21	3.00%	T919	T919
FEE BASED OFFERINGS
Product Description	CUSIP	Trade Date	Maturity Date	Sales Concession	Fact Sheet	Preliminary Pricing Supplement
INCOME/CASH FLOW ALTERNATIVES
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Non Call 6 months, quarterly thereafter, 70% American Barrier [8.00-10.00]% p.a. contingent coupon paid monthly	22548QP90	12/30/16	4/5/18	0.00%	U1828	U1828
1.25Y S&P 500® Index and Russell 2000® Index Contingent Coupon Autocallable Yield Notes, Non Call 6 months, quarterly thereafter, 60% American Barrier [5.50-7.50]% p.a. contingent coupon paid monthly	22548QPD1	12/30/16	4/5/18	0.00%	U1830	U1830
3Y S&P 500® Index and Russell 2000® Index Contingent Coupon Callable Yield Notes Non Call 6 months, 70% European Barrier [8.50-10.50]% p.a. contingent coupon paid quarterly	22548QPF6	12/30/16	1/6/20	0.00%	U1831	U1831
3Y S&P 500® Index and SPDR® S&P Biotech ETF Contingent Coupon Callable Yield Notes, 60% European Barrier, [11.00-13.00]% p.a. contingent coupon paid quarterly	22548QPH2	12/30/16	1/6/20	0.00%	U1832	U1832
GROWTH ALTERNATIVES
1.5Y S&P 500® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [12.00-14.00]% maximum return, 10% buffer	22548QNW1	12/30/16	7/5/18	0.00%	K757	K757
1.5Y Russell 2000® Index Buffered Accelerated Return Equity Securities 200% upside participation rate, [14.50-16.50]% maximum return, 10% buffer	22548QNX9	12/30/16	7/5/18	0.00%	K758	K758
4Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities 65% European Barrier, [35.00-40.00]% fixed payment percentage if the final level of the Lowest Performing Underlying is equal to or greater than its initial level	22548QNY7	12/30/16	1/5/21	0.00%	T916	T916
4Y S&P 500® Index and Russell 2000® Index Digital Plus Barrier Notes 70% European Barrier, the greater of [45.00-50.00]% fixed payment percentage and the underlying return of the Lowest Performing Underlying at maturity	22548QP33	12/30/16	1/5/21	0.00%	T917	T917
5Y S&P 500® Index and Russell 2000® Index Absolute Return Digital Barrier Securities 60% European Barrier, [50.00-55.00]% fixed payment percentage if the final level of the Lowest Performing Underlying is equal to or greater than its initial level	22548QP82	12/30/16	1/4/22	0.00%	T918	T918

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG ("Credit Suisse") has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those described herein, the terms described in the applicable Preliminary Pricing Supplement will prevail. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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